Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Alpha Cognition Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value, issuable upon conversion of convertible notes and interest thereon, to be sold by the Selling Stockholders	457(c)	11,847,940	$0.3950	(1)	$4,679,936.3	0.00015310	$716.50
	Equity	Common Stock, no par value issuable upon the exercise of the Warrants, to be sold by the Selling Stockholders	457(c)	10,770,884	$0.3950		4,254,499.18	0.00015310	651.36
	Total Offering Amounts			22,618,824			$8,558,829.98		$1,367.86
	Total Fees Previously Paid								--
	Total Fee Offsets								$--
	Net Fees Due								$1,367.86

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock of the registrant as reported on the OTCQB Best Market on October 14, 2024.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby an additional indeterminate number of shares of the Registrant’s common stock, $0.001 par value per share, as may become issuable to the selling stockholders as a result of stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.